FIRST AMENDMENT TO THE

                        RESTATED BYLAWS

                               OF

                 STORAGE TECHNOLOGY CORPORATION
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                           ARTICLE IV

                       Officers and Agent
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     Section 1 is deleted in its entirety and the following is substituted in its stead:

     Section 1. Enumeration. The president together with the Board of Directors of the corporation shall have such authority to elect or appoint such officers as may be necessary to conduct the business of the corporation and to perform such undertakings, acts and deeds as may be required by law. Any number of offices may be held by the same person, except that no person may simultaneously hold the offices of president and secretary.

     Section 6 is deleted in its entirety and the following is substituted in its stead:

     Section 6. Authority and Duties of Officers. The officers of the corporation shall have the authority and shall exercise the powers and perform the duties specified below and additional officers may be appointed to perform such other duties as may be additionally specified by the president, the Board of Directors or these Bylaws, except that in any event, each officer shall exercise such powers and perform such duties as may be required by law.

          (a) President. The president shall be the chief executive officer of the corporation unless such title is assigned to a Chairman of the Board. The president shall, subject to the direction of the Board of Directors, have general charge and supervision of the corporation. Unless otherwise provided by the Board of Directors, he shall preside at all meetings of the stockholders and of the Board of Directors. The president shall perform such other duties and shall have such other powers as the Board of Directors may from time to time prescribe.

          (b) Vice Presidents. The vice president, (or if there is more than one then each vice president) shall assist any chief officers and shall perform such duties as may be assigned to them by any chief officer or the Board of Directors. The vice president, (or if there is more than one, then the vice president designated by the Board of Directors, or if there be no such designation, then the vice presidents in order of their election), shall, at the request of the appropriate chief officer, or in his absence or inability or refusal to act, perform the duties of the president and chief operating officer, and when so acting shall have all of the powers of and be subject to all of the restrictions upon such chief officer.

          (c) Secretary. The secretary shall: (i) keep the minutes of the proceedings of the stockholders, the Board of Directors and any Committee of the board; (ii) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (iii) be custodian of the corporate records and of the seal of the corporation; (iv) keep at the corporation's registered office or principal place of business a record containing the names and addresses of all stockholders and the number and class of shares held by each, unless such record shall be kept at the office of the corporation's transfer agent or registrar; (v) have general charge of the stock books of the corporation, unless the corporation has a transfer agent; and (vi) in general, perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him by the president or the Board of Directors.

          (d) Treasurer. The treasurer shall: (i) have care and custody of all funds, securities, evidence of indebtedness and other personal property of the corporation and deposit the same in accordance with the instructions of the Board of Directors; (ii) receive and give receipts and acquittances for moneys paid in on account of the corporation, and pay out of funds on hand all bills, payrolls and other just debts of the corporation of whatever nature upon maturity; and (iii) perform all other duties incident to the office of treasurer and such other duties as from time to time may be assigned by the president or the Board of Directors.